UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.  )

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O-I GLASS, INC.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Explanatory Note

On April 19, 2021, O-I Glass, Inc. (the “Company”) received a letter from a law firm on behalf of a purported stockholder alleging that the Company violated the terms of the Company’s Amended and Restated 2017 Incentive Award Plan (the “2017 Plan”) by granting restricted stock units (“RSUs”) and performance stock units (“PSUs”) that exceed the total number of shares with respect to awards that may be granted to any one individual during any calendar year under the terms of the 2017 Plan and that the Company failed to disclose related material information in the Company’s definitive proxy statement (the “2021 Proxy Statement”) filed with the Securities and Exchange Commission (the “SEC”) relating to the Company’s 2021 Annual Meeting of Share Owners (the “2021 Annual Meeting”).

The 2017 Plan, prior to the proposed amendments as disclosed in the 2021 Proxy Statement, imposes a limitation on the maximum aggregate number of shares of common stock of the Company that may be awarded under the 2017 Plan to any one person in any one calendar year of 700,000 shares. The 2017 Plan provides the Compensation and Talent Development Committee (the “Compensation Committee”) of the Board of Directors of the Company, as the administrator of the 2017 Plan, with full power and authority to, among other things, interpret and administer the 2017 Plan, including any awards made under the 2017 Plan.

As disclosed in the 2021 Proxy Statement, the Compensation Committee granted Andres Lopez, the Company’s President and Chief Executive Officer, the following equity awards on March 7, 2020: (1) RSUs covering 261,803 shares (the “RSU Award”); and (2) PSUs covering 392,704 shares at target (the “PSU Award,” and collectively with the RSU Award, the “2020 Awards”). Pursuant to the terms of the PSU Award, Mr. Lopez potentially could receive a maximum payout of 942,490 shares if the applicable performance goals are attained at or above maximum level over a three-year performance period. The Compensation Committee, in connection with granting the 2020 Awards, interpreted the 2017 Plan to permit the Company to grant the 2020 Awards based on the number of shares that would be awarded at target. No shares in excess of 700,000 have actually been issued pursuant to the 2020 Awards, because the relevant performance targets have not been met.

The Compensation Committee and Mr. Lopez are continuing to evaluate these matters. In the meantime, in the interest of avoiding any unnecessary dispute about whether the stockholders have the information necessary for an informed vote, and without conceding that such information is required or material, the Company is making certain supplemental disclosures in advance of the 2021 Annual Meeting (see “Supplement to Proxy Statement” below).

Supplement to Proxy Statement

On March 31, 2021, Company filed its 2021 Proxy Statement with the SEC relating to the 2021 Annual Meeting to be held virtually on Tuesday, May 11, 2021 at 9:00 a.m., Eastern Daylight Time. The Company has determined to voluntarily supplement the 2021 Proxy Statement with the supplemental disclosure set forth below (the “Supplemental Disclosure”). The Supplemental Disclosure should be read in conjunction with the 2021 Proxy Statement, which should be read in its entirety. Except as described in this Supplemental Disclosure, the information provided in the 2021 Proxy Statement continues to apply, and this Supplemental Disclosure modifies or supersedes any inconsistent information contained in the 2021 Proxy Statement.

Amendment to the Amended and Restated 2017 Incentive Award Plan

As described in the 2021 Proxy Statement, the Company’s share owners are considering Proposal 3, Approval of the Company’s Second Amended and Restated 2017 Incentive Award Plan (the “Second Amended and Restated Plan”). This Supplemental Disclosure to the 2021 Proxy Statement amends and supplements the information contained under Proposal 3.

On March 25, 2021, the Compensation and Talent Development Committee and the Board approved the Second Amended and Restated Plan which amends and restates the 2017 Plan in its entirety, subject to share owner approval at the 2021 Annual Meeting. The 2021 Proxy Statement asks the Company’s share owners to approve the Second Amended and Restated Plan to increase the number of shares available to be granted as awards under the Second Amended and Restated Plan by 3,500,000 shares. In addition, among other things, the Second Amended and Restated Plan also increases the limitation on the maximum number of shares of common stock with respect to one or more awards that may be granted under the Second Amended and Restated Plan to any one person during any calendar year (the “Limit”) to 850,000 shares (counting, for these purposes, performance awards at target).

In response to feedback the Company has received with respect to the Second Amended and Restated Plan following the filing of the 2021 Proxy Statement with the SEC, the Company is providing this Supplemental Disclosure: (1) the Second Amended and Restated Plan increases the Limit by 150,000 shares of common stock, from 700,000 shares to 850,000 shares, and (2) for purposes of determining whether an award granted under the Second Amended and Restated Plan complies with the Limit, the Second Amended and Restated Plan counts performance awards at target.